EXHIBIT 99.1

                                             Press release dated April 24, 2001.

ride the light
Qwest [graphic logo omitted]                                                NEWS

             QWEST COMMUNICATIONS REPORTS STRONG FIRST QUARTER 2001 RESULTS DRIVEN BY GROWTH IN COMMERCIAL, INTERNET AND DATA REVENUES

 Quarterly Revenue Grew Nearly 12 Percent Over Pro Forma 2000; EBITDA Growth of Nearly 16 Percent; Met or Exceeded Consensus of Analysts' Estimates for Revenue,
                                 EBITDA and EPS

First Quarter Results Compared to Pro Forma First Quarter 2000:

         o  Total revenue grew nearly 12 percent to $5.05 billion
         o Internet and data services revenue grew 44 percent and represents approximately 25 percent of total revenue and more than 45 percent of commercial revenue
         o  Commercial revenue increased more than 26 percent
         o  Total EBITDA grew nearly 16 percent to $2 billion
         o EBITDA margins increased 130 basis points from 38.2 percent to 39.5 percent

Operational Results:

         o DSL customers grew 125 percent over first quarter 2000 to more than 306,000
         o  Wireless customers grew to approximately 908,000
         o Activated 15th U.S. CyberCenter(sm) in Dallas for hosting and managed applications
         o  Achieved best service performance results in five to seven years
         o Since the acquisition of U S WEST, revenue per employee increased from $249,000 to $310,000, a 24 percent improvement in productivity
         o Achieved significant milestones for accelerated re-entry into the long-distance business in 14 Western states

DENVER, APRIL 24, 2001 -- Qwest Communications International Inc. (NYSE: Q), the broadband Internet communications company, today announced record revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2001. Total first quarter revenue of $5.05 billion was an 11.8 percent increase versus pro forma normalized first quarter 2000 revenue. First quarter EBITDA grew 15.8 percent to $2 billion. In addition, Qwest recorded pro forma normalized earnings per diluted share of $0.13 for the quarter. Qwest has met or exceeded the consensus of analysts' estimates for the sixteenth consecutive quarter.

"We are extremely pleased with the results the Qwest team achieved during the quarter. With our unique blend of assets, Qwest is well positioned for future growth across all segments of the communications marketplace," said Joseph P. Nacchio, Qwest's chairman and CEO. "We believe the industry will continue to provide solid growth opportunities in 2001, especially for our broadband Internet and data services. Qwest is well positioned to take advantage of that growth at the local, national and global level."

The total revenue increase was driven by Internet and data services growth of 44 percent as demand for Qwest services remains robust. Digital subscriber line
(DSL) growth remained strong with an increase of more than 125 percent annually to more than 306,000 customers. Commercial services revenues increased 26.5 percent to $2.7 billion as Qwest continued to focus on the broadband Internet and data needs of enterprise and wholesale customers. The company's small business and consumer units recorded services revenue growth of 6.3 percent, or
2.7 percent including out-of-region long-distance results.

First quarter EBITDA grew 15.8 percent to $2 billion as EBITDA margins expanded 130 basis points from 38.2 percent in first quarter 2000 to 39.5 percent in first quarter 2001. This increase in EBITDA margin resulted from continued tight cost controls and productivity improvements, as well as merger-related synergies.

Compared to first quarter 2000, gross margin decreased from 64.0 percent to 62.4 percent in the first quarter of 2001. Factors contributing to the decrease in gross margin include the increase in revenues and investments in high-growth services; the impact of regulatory access reform; and costs related to re-entry into the long-distance business in Qwest's 14- state local service area. The company expects gross margins to remain near the current level through the end of 2001.

Selling, general and administrative costs (SG&A) improved as a percentage of revenue from 25.9 percent in the first quarter of 2000 to 22.9 percent for first quarter of 2001. SG&A improvements resulted from strict cost controls and a reduction in payroll and employee-related expenses. Since the acquisition of U S WEST on June 30, 2000, annual revenue per employee increased from $249,000 to $310,000, representing a 24 percent increase in productivity.

"We are very pleased with our strong operating and financial results for the quarter. This solid performance positions us well to achieve our growth rates for 2001," said Robin R. Szeliga, Qwest executive vice president and CFO. "We achieved strong revenue and EBITDA growth for the quarter as our focus on execution and investment for growth continued to produce results. For the second quarter of 2001 we expect revenue to increase between 12 percent and 13 percent compared to pro forma second quarter 2000."

Qwest also reconfirmed its financial targets for 2001 of $21.3 to $21.7 billion in revenue and $8.5 to $8.7 billion in EBITDA. As a result of increased discounts from suppliers and other procurement synergies, Qwest expects capital expenditures for 2001 of $9.2 billion, $300 million less than previous estimates.

On a pro forma normalized basis and excluding merger-related and non-recurring items, the company recorded first quarter net earnings of $218 million, or $0.13 per diluted share, compared to net earnings of $239 million, or $0.14 per diluted share, a year ago. The decrease reflects increases in both interest expense and depreciation following Qwest's continued investment for growth. On a cash earnings per diluted share basis, the company reported $0.30 for the first quarter of 2001 versus cash earnings per share in the first quarter of 2000 of $0.31.

The information above has been presented on a pro forma normalized basis to exclude the revenue from Qwest's divested interLATA (local access transport area) business in its local service area and charges from merger-related and other one-time items. The merger-related and non-recurring items included severance costs, a write-down of investments and premiums paid to retire high-interest notes.

COMMERCIAL, SMALL BUSINESS AND CONSUMER MARKETS
Qwest continued to win national and global business accounts with its portfolio of broadband Internet applications and communications services. Global business markets achieved more than $1 billion in new contracted sales, up more than 30 percent from the fourth quarter of 2000. Over 60 percent of new global business sales were for broadband internet and data services with such companies as U.S. Bancorp, Hewlett-Packard and Target Corp.

The company continued to successfully penetrate the government and education sectors and recorded key wins with the states of Arizona and Georgia and the University of Utah. In Arizona, Qwest was awarded a $100 million contract to construct and support high-speed local area broadband networks that will provide Internet access to Arizona's 228 public school districts, giving children the opportunity to learn school lessons using the Internet.

As Qwest is opening its markets to competitors, it continues to see strong demand for its small-business and consumer communications services. Small business sales hit an all-time monthly high during the quarter, based on growth in bundles, Qwest DSL and Qwest wireless services. Sales of small business bundles grew approximately 117 percent during the first quarter of 2001, with nine percent of Qwest's small business customers now opting for bundled services. Through the first quarter, 28 percent of Qwest consumers subscribed to a bundled service -- a 44 percent increase over the first quarter of 2000. Qwest has also seen an increase in the average revenue per account of 32 percent since the introduction of bundles two years ago.

To ensure continued success in the small business and consumer markets, Qwest has split the operations between two executives. James A. Smith will continue to serve as Qwest's executive vice president of consumer markets, while Clifford S. Holtz was appointed earlier this month as Qwest's executive vice president of small business markets. The additional executive focus will allow Qwest to exploit unrealized potential for Qwest services in both consumer and small business markets.

Wireless services revenue grew 45 percent in the quarter to more than $152 million. Qwest wireless customers totaled approximately 908,000 at the end of the quarter compared with approximately 805,000 customers at the end of 2000. These results reflect the termination by Qwest of 30,000 customers in its low-value, pre-paid wireless business. The company expects to end prepaid wireless services for an additional 8,000 customers in the second quarter of 2001. Qwest is refocusing its wireless business to attract higher-volume consumer and small business customers.

INTERNET AND DATA SERVICES
Internet and data services revenue grew 44 percent and now represents approximately 25 percent of total revenue. Strong growth was realized in the following areas: Web hosting, dedicated Internet access (DIA), DSL, virtual private network (VPN), Internet professional services and other data services. During the quarter Qwest was awarded communications services contracts from ADP, Capital One, United Artists Theatres, Invesco Funds, and Gateway.

Qwest activated approximately 51,000 DSL customers during the quarter and had more than 306,000 DSL customers at the end of the quarter, up 125 percent from the end of the first quarter of 2000 and 20 percent from the end of the fourth quarter of 2000. Qwest is on target to achieve its objective of doubling the number of DSL subscribers to 500,000 by the end of 2001 and continues to lead the industry with more than 1,000 customers per central office with DSL-equipped facilities.

During the quarter Qwest began offering local broadband access services to commercial customers in Boston and Philadelphia. Qwest now provides local broadband services in 13 markets outside of its 14-state local service area. In addition, the company launched commercial DSL services in eight new markets and is now providing these services in 20 major markets outside its local service area. The company is on track to offer commercial local broadband access and DSL services in 25 markets by the end of 2001.

Qwest Cyber.Solutions (QCS) was awarded nearly $60 million in Applications Service Provider (ASP) contracts with new customers during the quarter, while 30 percent of the company's existing ASP customers increased or expanded the services they receive. To date, QCS has secured the three largest reported ASP contracts in the industry.

Qwest also announced its newest CyberCenter Internet hosting facility in Dallas. Qwest now operates a total of 15 U.S. CyberCenters, providing customers with complex Web hosting and managed applications services as well as high-speed links to Qwest's global broadband Internet network.

SERVICE IMPROVEMENT AND LONG-DISTANCE RE-ENTRY
During the quarter, Qwest continued to see positive results from initiatives to improve customer service and re-enter the long-distance business in the 14-state local service area.

The company's first-quarter 2001 service results in the 14-state local service area were the best in five to seven years for small business and residential customers. Qwest service data at the end of the first quarter 2001 for this category showed:

         o The number of customers who had been waiting more than 30 days for the installation of their first telephone line reached their lowest levels in seven years - almost 80 percent fewer than March 2000
         o In six states no customers waited more than 30 days for the installation of their first telephone line

         o Nearly 99 percent of 5.1 million installation commitments were met on time - the best results in five years
         o About 96 percent of total repair commitments were met on time - the best results in five years
         o Repeat repairs within 30 days decreased more than seven percent from first quarter 2000
         o About 89 percent of service outages were repaired in less than 24 hours - up 77 percent from a year ago -- the best customer service results on record

Qwest's internal service results are consistent with a recently released Federal Communications Commission (FCC) Service Quality report for 2000, which showed that among 12 major communications companies:

         o Qwest was third in meeting its installation commitments to residential customers
         o Qwest was second in completing 16.5 million residential installations within one day (on average) of the customer placing the order
         o Qwest was second in taking an average of only 19 hours to fix residential service outages.

Qwest also has achieved two significant milestones in its efforts to re-enter the long-distance business in the 14 Western states where it provides local service. First, Qwest announced that it had begun region-wide independent testing of its operational support systems (OSS), a critical FCC checklist item. Thirteen of the states in Qwest's local service area are participating in the test -- the fourteenth state, Arizona, is conducting its own test separately. Both tests should end in mid-summer 2001.

The company also has completed 75 percent of the state workshops that evaluate Qwest's compliance with rules to re-enter the long-distance business. Both the OSS testing and the state workshops are scheduled to be completed this summer.

Qwest expects to file with the FCC an application for approval to offer long-distance services in one of its 14 states by late summer and to file applications for the remaining states later in 2001 and in early 2002. After the first application is filed, Qwest's OSS multi-state testing process is expected to accelerate FCC approval of the applications for the remaining states.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 106,000 miles globally. For more information, please visit the Qwest web site at WWW.QWEST.COM.

                                      # # #

As previously announced, Qwest will host a conference call with the investment community later this morning at 9:00 a.m. (Eastern time). On the call, Joseph P. Nacchio, chairman and CEO, and Robin R. Szeliga, executive vice president and CFO, will provide the company's perspective on the business and first quarter results. The call will be available on a Web broadcast at HTTP://WWW.QWEST.COM/ABOUT/IR/

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, volatility of Qwest's stock price, intense competition in the communications services market, changes in demand for Qwest's products and services, dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels, higher than anticipated employee levels, capital expenditures and operating expenses, rapid and significant changes in technology and markets, adverse changes in the regulatory or legislative environment affecting Qwest's business and delays in Qwest's ability to provide interLATA services within its 14-state local service territory, failure to maintain rights of way, and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST timely or at all and difficulties in combining the operations of Qwest and U S WEST. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

            Contacts:   MEDIA CONTACT:                INVESTOR CONTACT:
                        Matt Barkett                  Lee Wolfe
                        303-992-2085                  800-567-7296
                        matt.barkett@qwest.com        IR@qwest.com

                                                    ATTACHMENT A

                                       QWEST COMMUNICATIONS INTERNATIONAL INC.

                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) - PRO FORMA NORMALIZED
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                     (UNAUDITED)

                                                                     Three Months Ended
                                                                          March 31,
                                                             ------------------------------------         %
                                                                  2001                 2000             Change
         -------------------------------------------------   ---------------      ---------------   ---------------
         OPERATING REVENUES
         Commercial services                                 $        2,749       $        2,173            26.5
         Consumer and small business services                         1,684                1,640             2.7
         Directory services                                             342                  347            (1.4)
         Switched access services                                       276                  357           (22.7)
                                                             --------------       --------------
         Total operating revenues                                     5,051                4,517            11.8

         OPERATING EXPENSES
         Cost of sales                                                1,900                1,624            17.0
         Selling, general and administrative                          1,154                1,169            (1.3)
                                                             --------------       --------------
         EBITDA                                                       1,997                1,724            15.8
         Depreciation                                                   832                  625            33.1
         Goodwill and other intangible amortization                     319                  317             0.6
                                                             --------------       --------------
         Operating income                                               846                  782             8.2

         OTHER EXPENSE
         Interest expense                                               338                  249            35.7
         Other expense-net                                               20                    4           400.0
                                                             --------------       --------------
         Total other expense-net                                        358                  253            41.5
                                                             --------------       --------------
         Income before income taxes                                     488                  529            (7.8)


         Income tax provision                                           270                  290            (6.9)
                                                             --------------       --------------
         NET INCOME                                          $          218       $          239            (8.8)
                                                             ==============       ==============


         Basic earnings per share                            $         0.13       $         0.15           (13.3)
                                                             ==============       ==============

         Basic average shares outstanding                             1,656                1,629             1.7
                                                             ==============       ==============

         Diluted earnings per share                          $         0.13       $         0.14            (7.1)
                                                             ==============       ==============

         Diluted average shares outstanding                           1,674                1,679            (0.3)
                                                             ==============       ==============

         Diluted cash earnings per share (2)                 $         0.30       $         0.31            (3.2)
                                                             ==============       ==============

         (1) The condensed consolidated pro forma normalized statements give retroactive effect as though the merger of Qwest and U S WEST, Inc. had occurred as of the beginning of the periods presented. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio resulting from the Merger. In addition, results have been adjusted to eliminate the impacts of non-recurring items, such as merger costs, gains/losses on the sale of investments, change in the market value of investments, the one-time write-down of investments, and the elimination of in-region long-distance activity. The Merger has been accounted for as a purchase transaction. The purchase price allocation is preliminary and is subject to change. Accordingly, net earnings and earnings per share are subject to change. Certain reclassifications have been made to prior periods to conform to the current presentation.

         (2) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets resulting from the Merger.

                                  ATTACHMENT B

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                             March 31,    December 31,
IN MILLIONS                                                    2001           2000
-----------------------------------------------------      ------------   ------------
ASSETS
Current assets:
Cash and cash equivalents                                  $        306   $        154
Accounts receivable - net                                         4,294          4,235
Inventories and supplies                                            302            275
Prepaid and other                                                   864            712
                                                           ------------   ------------

    Total current assets                                          5,766          5,376

Property, plant and equipment - net                              27,700         25,583
Investments                                                       8,053          8,186
Goodwill and intangibles - net                                   32,224         32,327
Other assets - net                                                2,031          2,029
                                                           ------------   ------------
    Total assets                                           $     75,774   $     73,501
                                                           ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt                                            $      4,103   $      3,645
Accounts payable                                                  2,358          2,049
Accrued expenses and other current liabilities                    3,514          3,806
Advance billings and customer deposits                              379            393
                                                           ------------   ------------

    Total current liabilities                                    10,354          9,893


Long-term debt                                                   17,676         15,421
Post-retirement and other post-employment
 benefit obligations                                              2,916          2,735
Deferred taxes, credits and other                                 4,172          4,148

Stockholders' equity                                             40,656         41,304
                                                           ------------   ------------
    Total liabilities and
      stockholders' equity                                 $     75,774   $     73,501
                                                           ============   ============

                                  ATTACHMENT C

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                           SELECTED CONSOLIDATED DATA
                                    2000-2001


                                                          As of and for the
                                                         Three Months Ended
                                                             March 31,
                                                   ----------------------------             %
                                                       2001            2000              Change
                                                   ------------    ------------       ------------
DSL (in 14-state region):
  Subscribers (thousands)                                   306             136             125.0%
  DSL equipped central offices                              303             257              17.9%
  Subscribers per equipped central office                 1,012             529              91.3%

Wireless/PCS:
  Revenues (millions)                              $        152    $        105              44.8%
  Subscribers (thousands)                                   908             600              51.3%
  ARPU (dollars)                                   $         50    $         54              (7.4%)
  Penetration                                              4.88%           4.02%             21.4%

Capital expenditures (millions)                    $      2,943    $      2,161              36.2%

Access lines (thousands):
  Business                                                6,225           5,899               5.5%
  Consumer                                               11,946          12,047              (0.8%)
                                                   ------------    ------------       ------------
      Total access lines                                 18,171          17,946               1.3%
                                                   ============    ============       ============

Voice grade equivalent access lines (thousands):
  Business                                               32,024          23,839              34.3%
  Consumer                                               12,807          12,412               3.2%
                                                   ------------    ------------       ------------
      Total voice grade equivalents                      44,831          36,251              23.7%
                                                   ============    ============       ============

                                           ATTACHMENT D
                              QWEST COMMUNICATIONS INTERNATIONAL INC.
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                            (UNAUDITED)

                                                          Three Months Ended
                                                               March 31,
                                                     ----------------------------          %
                                                         2001            2000            Change
-------------------------------------------------    ------------    ------------     -----------
OPERATING REVENUES
Commercial services                                  $      2,749    $      1,207         127.8
Consumer and small business services                        1,684           1,466          14.9
Directory services                                            342             347          (1.4)
Switched access services                                      276             357         (22.7)
                                                     ------------    ------------
Total operating revenues                                    5,051           3,377          49.6

OPERATING EXPENSES
Cost of sales                                               1,900             986          92.7
Selling, general and administrative                         1,154             883          30.7
                                                     ------------    ------------
EBITDA                                                      1,997           1,508          32.4

Depreciation                                                  832             586          42.0
Goodwill and other intangible amortization                    319              --          --
Merger-related and other one-time charges                     209              15       1,293.3
                                                     ------------    ------------
Operating income                                              637             907         (29.8)

OTHER EXPENSE (INCOME)
Interest expense                                              338             211          60.2
Change in market value of
  financial instruments                                       (23)            129        (117.8)

Gain on sales of investments                                   --             (79)        100.0
One-time investment write-down                                139              --          --
Other expense (income)-net                                     20              (1)      2,100.0
                                                     ------------    ------------
Total other expense-net                                       474             260          82.3

                                                     ------------    ------------
Income before income taxes                                    163             647         (74.8)

Income tax provision                                          144             243         (40.7)

                                                     ------------    ------------
Net income, before extraordinary item                $         19    $        404         (95.3)
                                                     ============    ============

Extraordinary item - early retirement of debt, net
  of tax                                                      (65)             --          --

                                                     ------------    ------------
NET INCOME(LOSS)                                     $        (46)   $        404        (111.4)
                                                     ============    ============


Basic earnings(loss) per share (2)                   $      (0.03)   $       0.46        (106.5)
                                                     ============    ============

Basic average shares outstanding (2)                        1,656             877          88.8
                                                     ============    ============

Diluted earnings(loss) per share (2)                 $      (0.03)   $       0.45        (106.7)
                                                     ============    ============

Diluted average shares outstanding (2)                      1,656             889          86.3
                                                     ============    ============

Dividends per share (2)                              $       0.00    $       0.31        (100.0)
                                                     ============    ============

         (1) The condensed consolidated statements of operations reflect the results of operations for U S WEST, Inc. only (the accounting acquirer) for the three months ended March 31, 2000. For the three months ended March 31, 2001, the amounts reflect the results of operations for the merged Qwest entity.

         (2) Earnings (loss) per share gives effect to the 1.72932 merger exchange ratio.